UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Booth, Richard W.
   2140 Lake Park Blvd.


   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   02/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1)Title of Security            2)Trans-     3.Trans-       4.Securities Acquired(A) 5)Amount of    6)Ownership  7)Nature of
                               action       action         or Disposed of (D)       Securities     Form:        Indirect
                               Date         Code                                    Beneficially   Direct       Beneficial
                                            -------------  ------------------------ Owned at End   (D) or       Ownership
                               (Month/                              A or            of Month       Indirect
                               Day/Year)    Code     V     Amount   D   Price                      (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                              709,545       D
$0.01 per share
Common Stock, par value                                                               53,333       I            Charitable Remainder
$0.01 per share                                                                                                 Unitrust
Common Stock, par value        02/01/01                    1,699,764 D                     0       I            Norwest Bank A. Zink
$0.01 per share                                                                                                 (1)
Common Stock, par value        02/01/01                      336,600 D                     0       I            Trust FBO Anne Zink
$0.01 per share                                                                                                 (1)
Common Stock, par value                                                              293,271       I            Wife
$0.01 per share


                                       1


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  --------  -----------------------        ---------------------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-     7)Title and Amount           8)Price     9)Number of    10)Ownership        11)Nature of
Security                       action       of Underlying                of Deri-    Derivative     Form of             Indirect
                               Date         Securities                   vative      Securities     Derivative          Beneficial
                                            ------------------------     Security    Beneficially   Security            Ownership
                                                           Amount or                 Owned at End   Direct (D)
                               Month/Day/                  Number of                 of Month       or Indirect
                               Year         Title                                                   (I)
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)
Resigned as Co-Trustee.  The reporting person disclaims any beneficial ownership.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Richard W. Booth
DATE 03/09/01